EXHIBIT 99.1

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

BlackRock, Inc.

40 East 52nd Street

New York, New York 10022

Members of the Board:

We hereby consent to the use of our name and to the inclusion of our opinion letter, dated February 15, 2006, as Annex G to, and to the references thereto under the captions “SUMMARY — Opinion of Citigroup Global Markets Inc.”, “BACKGROUND OF THE TRANSACTIONS”, “BACKGROUND OF THE TRANSACTIONS — Reasons for the Transactions” and “OPINION OF CITIGROUP GLOBAL MARKETS INC.” in, the Proxy Statement/Prospectus relating to the transactions contemplated by that certain Transaction Agreement and Plan of Merger, dated as of February 15, 2006, among Merrill Lynch & Co., Inc., BlackRock, Inc., New BlackRock, Inc. and Blackrock Merger Sub, Inc., which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of New BlackRock, Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

June 9, 2006